                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)

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
                                                           First Six            For the Years Ended December 31,
                                                             Months   ---------------------------------------------------
                                                             2002       2001       2000       1999       1998       1997
                                                           -------    -------    -------    -------    -------    -------
Earnings
Income/(loss) before income taxes                          $    10    $  (169)   $   439    $ 1,172    $ 1,116    $   815
Earnings of non-consolidated affiliates                        (14)       (24)       (56)       (47)       (26)       (29)
Cash dividends received from non-consolidated affiliates         7         12         17         24         17         16
Fixed charges                                                   71        174        215        173        103        106
Capitalized interest, net of amortization                        1         (2)        (3)        (1)         1         (8)
                                                           -------    -------    -------    -------    -------    -------
     Earnings                                              $    75    $    (9)   $   612    $ 1,321    $ 1,211    $   900
                                                           =======    =======    =======    =======    =======    =======

Fixed Charges
Interest and related charges on debt                       $    56    $   139    $   176    $   149    $    86    $    94
Portion of rental expense deemed to be interest                 15         35         39         24         17         12
                                                           -------    -------    -------    -------    -------    -------
     Fixed charges                                         $    71    $   174    $   215    $   173    $   103    $   106
                                                           =======    =======    =======    =======    =======    =======

Ratios
Ratio of earnings to fixed charges                             1.1        N/A       2.8        7.6       11.8        8.5
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For the year ended December 31, 2001, fixed charges exceeded earnings by $183 million, resulting in a ratio of less than one.